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                                                                    EXHIBIT 23.2

March 26, 2002

Securities and Exchange Commission
Washington, D.C. 20549

Securities and Exchange Commission:

     Arthur Andersen LLP ("Andersen") has represented to Weirton Steel Corporation that the audit was subjected to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on audits, availability of national office consultation and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

/s/ MARK E. KAPLAN
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Mark E. Kaplan
Senior Vice President of
Finance and Administration
(Principal Accounting and Financial Officer)